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                                                               Exhibit (e)(1)(b)

                                   AMENDMENT
                                       TO
                             DISTRIBUTION AGREEMENT

     THIS AMENDMENT to the Distribution Agreement, effective as of October 1, 2003 (this "Amendment"), is by and between MEMBERS Mutual Funds, a business trust organized and existing under the laws of the state of Delaware (the "Trust"), and CUNA Brokerage Services, Inc., a Wisconsin corporation (the "Distributor").

                                    RECITALS

     A. The Trust and the Distributor are parties to that certain Distribution Agreement executed as of October 1, 1997 (the "Agreement"). Capitalized terms used in this Amendment and not otherwise defined herein will have the meanings set forth in the Agreement.

     B. The parties wish to modify the Agreement and make certain mutually agreeable changes, all provided in this Amendment.

                                    AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, including the mutual covenants contained in this Amendment, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

1. Upon request, the Distributor shall provide to the Trust a copy of its anti-money laundering compliance program, and maintain and enforce such program that includes policies, procedures and controls reasonably designed to ensure the Distributor's compliance with its responsibilities under all applicable laws, rules, requirements and regulations. The Distributor shall perform periodic audits to verify compliance with its anti-money laundering compliance program. Further, the Distributor will conduct anti-money laundering compliance training programs.

2. The Distributor agrees that it will abide by the applicable anti-money laundering procedures of the Trust.

3. The Distributor agrees to comply with the requirements of Section 326 of the USA PATRIOT Act of 2001 (the "Act") on behalf of the Trust using the Distributor's customer identification program for the customers of the Distributor for which it sells shares of the Trust.

4. Upon request, the Distributor will provide an annual certification to the Trust's Board of Trustees (the "Board") that the Distributor is operating in compliance with its anti-money laundering program, including its customer identification program, and the Trust's program, and all applicable laws, rules, requirements and regulations.

5. Upon request by the Trust's Anti-Money Laundering Compliance Officer ("AMLCO"), the Distributor will make available information relating to the identity and business of each broker-dealer firm that engages in the sales of shares of the Trust's mutual funds. The Distributor shall immediately notify the Board if it receives information that any broker-dealer firm is not in compliance with the Act.

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6. In accordance with applicable law, rule or regulation, the Distributor hereby consents to permit examiners from the Securities and Exchange Commission (the "SEC") to obtain information and records from the Distributor related to the Trust's anti-money laundering compliance program, and to inspect the Distributor for the purpose of examining the Trust's compliance with the Act, Bank Secrecy Act ("BSA") and applicable laws, rules, requirements and regulations.

7. Selling agreements between the Distributor and broker-dealer firms shall include provisions requiring each broker-dealer firm to: 1) comply with the Act and the Distributor's anti-money laundering compliance program, policies and procedures; 2) confirm a customer's identity and the source of the funds involved in the purchase of shares of the mutual funds to the extent required by the Act and any laws, rules, requirements, regulations or regulatory guidance thereunder; and 3) report to the Trust's AMLCO, to the extent permitted by applicable law, including Section 314(b) of the Act, any suspicious activity involving the purchase of shares of the Trust.

8. Except as amended by this Amendment, the Agreement will be and remain in full force and effect in accordance with its terms. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same Amendment.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Distribution Agreement as of the date first set forth above by their duly authorized representatives below

The Trust:                              MEMBERS MUTUAL FUNDS


                                        By: /s/ LAWRENCE R. HALVERSON
                                            ------------------------------------
                                        Name: LAWRENCE R. HALVERSON
                                        Title: PRESIDENT


The Distributor:                        CUNA Brokerage Services, Inc.


                                        By: /s/ Timothy S. Halevan
                                            ------------------------------------
                                        Name: Timothy S. Halevan
                                        Title: VP - CCO